                                EXHIBIT 99.3
                          Explanation of Responses

1. Cypress Investments, LLC, a Delaware limited liability company ("Cypress"), directly holds 11,017,213 shares of Class A common stock, par value $0.001 per share ("Class A Common Stock"), of Earthstone Energy, Inc., a Delaware
corporation ("Earthstone"). Broken Oak Investments, LLC, a Delaware limited liability company ("Broken Oak"), directly holds 150,000 shares of Class A
Common Stock of Earthstone. The 150,000 shares of Class A Common Stock acquired by Broken Oak on September 23, 2022 were purchased on the open market at a weighted average price of $11.3667, for purchase prices between $11.25 and
$11.50. The Reporting Persons will provide to the Commission, the issuer and any stockholder, upon request, full information regarding the number of shares purchased at each separate price.

2. Post Oak Energy Capital, LP, a Delaware limited partnership ("Post Oak"), is the sole managing member of Cypress and of Broken Oak, and Post Oak Energy
Holdings, LLC ("POEH") is the sole general partner of Post Oak. Therefore, each of Post Oak and POEH may be deemed to beneficially own all of the reported
Class A Common Stock that is deemed to be beneficially owned by Cypress and
Broken Oak. Each of Post Oak and POEH disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein, and this report shall not be deemed an admission that such Reporting Person is a beneficial owner of the reported securities for purposes of Section 16 of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), or for any other purpose.

3. Frost W. Cochran, a Managing Director of POEH and a founding partner of Post
Oak, serves on the Board of Directors of Earthstone (the "Board"). Solely for
purposes of Section 16 of the Exchange Act, the Reporting Persons may be deemed to be directors-by-deputization as a result of the service of Mr. Cochran on the Board.

4. By virtue of the Voting Agreement dated April 14, 2022, by and among
Cypress, Earthstone, EnCap Investments L.P. ("EnCap") and certain affiliates of
Warburg Pincus, LLC party thereto (the "Warburg Parties"), the Reporting
Persons, EnCap Investments L.P. and the Warburg Parties (as defined in the
Voting Agreement) may be deemed to constitute a group for purposes of Rule 13d-
3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The Reporting Persons expressly disclaim any beneficial ownership of shares of
Class A Common Stock or any other equity security beneficially owned by EnCap
Investments L.P., the Warburg Parties or any of their respective affiliates.